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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


                  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Graham-Field Health Products, Inc. and subsidiaries for the registration of $100,000,000 of its 9-3/4% Senior Subordinated Notes due 2007, Series A and to the inclusion and incorporation by reference therein of our report dated March 10, 1997 (except for Note 2 paragraph 5, as to which the date is August 28, 1997), with respect to the consolidated financial statements and schedule of Graham-Field Health Products, Inc. and subsidiaries included in Amendment No. 3 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP


Melville, New York
December 23, 1997